NOTES TO FINANCIAL STATEMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
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Section 30 and Rule 30d-1(b) under the Investment Company Act of 1940, as amended, requires registered management investment companies to furnish information relating to any matter submitted during the reporting period to a vote of Shareholders of the Trust.

John Hancock Variable Series Trust I solicited a vote at special meeting of Contract Owners/Policyholders held on September 19, 2003 on the following matters:

                                                        For   Against   Abstain
                                                        ---   -------   -------

To approve, as to the Active Bond Fund, a new           85%      5%       10%
        Sub-Advisory Agreement among the Trust,
        John Hancock, and Declaration Management &
        Research LLC.

To approve, as to the Active Bond Fund, an              85%      5%       10%
        amendment to the current Investment
        Management Agreement between the Trust,
        John Hancock, and John Hancock Advisers, LLC.